EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                        GTS OBTAINS $3 MILLION FINANCING

         DECEMBER 24, 1996, Elmont, New York -- Global Telecommunication Solutions, Inc. ("GTS") (NASDAQ: GTST, GTSTW) announced today that it has consummated the sale of $3,000,000 of Notes in a private offering. The Notes are payable in two years, without interest. In consideration of the loan, GTS has issued warrants to purchase 3,000,000 shares of GTS's common stock at an exercise price of $2.50 per share for a period of five years. The approximate $2.8 million net proceeds will be used for general corporate purposes.

         The notes, warrants and shares underlying the warrants have not been registered under the Securities Act of 1933 or any applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Company has agreed to register the common stock underlying the warrants for resale by the investors in the offering.

         GTS is a leading provider of prepaid phonecards as a convenient alternative to conventional credit, coin and collect long distance calls, including the Global Link(R) phonecard. The Company also develops and markets prepaid phonecards featuring licensed and promotional graphics and phonecards offering state-of-the-art interactive applications.

                                      # # #

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the company's SEC reports, including the 10-KSB for the period ended December 31, 1995 and the 10-Qs for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996.


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